As filed with the Securities and Exchange Commission on November 28, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

International Consolidated Companies, Inc.
(Exact name of registrant as specified in its charter)
(formerly known as Sign Media Systems, Inc.)

Florida	2100 19th Street, Sarasota FL 34234 (941) 330-0336	02-0555904
(State or other jurisdiction of incorporation or organization)	(Address of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

International Consolidated Companies 2007 Stock Benefit Plan
Davidson Consulting Agreement
(Full titles of the plans)

Antonio F. Uccello, III
Chairman, Chief Executive Officer and President
International Consolidated Companies, Inc.
2100 19th Street, Sarasota FL  34234
(941) 330-0336
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	1,200,000(1)	$.54(2)	$ 648,000(2)	$19.90(2)
Common Stock, $0.001 par value per share	300,000(1)	$.54(2)	$ 162,000(2)	$4.97(2)

(1)	Represents shares of International Consolidated Companies, Inc. common stock issuable pursuant to the International Consolidated Companies, Inc. 2007 Stock Benefit Plan dated November 23, 2007.

(2)
Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purposes of determining the amount of the registration fee based on the average of the bid and ask price as reported on November 23, 2007.

Table of Contents
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1 Plan Information.
Item 2 Registrant Information and Employee Plan Annual Information.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3 Incorporation of Documents by Reference.
Item 4 Description of Securities.
Item 5 Interests of Named Experts and Counsel.
Item 6 Indemnification of Directors and Officers.
Item 7 Exemption from Registration Claimed.
Item 8 Exhibits.
Item 9 Undertakings.
SIGNATURES
POWER OF ATTORNEY
Exhibit Index
EXHIBIT 5.1
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 24.1

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1 Plan Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the 2007 Stock Benefit Plan as specified by Rule 428(b)(1) under the Securities Act of 1933.

Item 2 Registrant Information and Employee Plan Annual Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the 2007 Benefit Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (the “Commission”) on April 18, 2007.

(b)  The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007, filed with the Commission on May 21, 2007, August 20, 2007 and November 19, 2007, respectively.

(c)  The Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act.  A description of such securities is contained in the Company’s registration statement under the Exchange Act, including any amendment or description filed for the purpose of updating such description, and is incorporated herein by reference.

(d)  The Registrant’s Form 8-K filed with the Commission June 18, 2007;

(e)  The Registrant’s Form 8-K filed with the Commission August 15, 2007;

(f)  The Registrant’s Form 8-K filed with the Commission August 22, 2007; and

(g)  The Registrant’s Information Statement on Schedule 14(c) filed with the Commission on September 24, 2007.

(h)  In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4 Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5 Interests of Named Experts and Counsel.

Not applicable.

Item 6 Indemnification of Directors and Officers.

Our Certificate of Incorporation and By-Laws provide that we must indemnify to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Certificate of Incorporation or By-Laws, agreements, vote of stockholders or disinterested directors or otherwise.

We have authority under Section 607.0850 of the Florida Business Corporation Act ("Florida Law") to indemnify our directors and officers to the extent provided in such statute.  Our Articles of Incorporation, as amended, and Bylaws, as amended, provide for the indemnification of our officers, and directors to the fullest extent permitted by Florida Law either now or hereafter.  The provisions of Florida Law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida Law.  In addition, each director will continue to be subject to liability for: (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for our best interests in a proceeding by or in the right of us to procure a judgment in our favor or in a proceeding by or in the right of a shareholder.  Florida Law does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.  The Company believes that such indemnification provisions are necessary to attract and retain qualified persons as directors and executive officers.

The Securities and Exchange Commission has taken the position that indemnification of officers, directors or persons controlling the Company for liabilities arising under the Securities Act of 1933, as amended, is held to be against public policy and is therefore unenforceable.

Item 8 Exhibits.

5.1	Opinion of Counsel.

10.1	International Consolidated Companies, Inc. 2007 Stock Benefit Plan.

23.1	Consent of Counsel (Included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

Item 9 Undertakings.

The undersigned Registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

4.  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, Florida, on November 23, 2007.

November 23, 2007                                     INTERNATIONAL CONSOLIDATED COMPANIES, INC.

/s/ Antonio F. Uccello, III
Antonio F. Uccello, III
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Antonio F. Uccello, III, his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act (a “Rule 462(b) registration statement”) and any and all pre - or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement or any Rule 462(b) registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Antonio F. Uccello, III                                                 November 28, 2007
Antonio F. Uccello,III, Director                                        Date

/s/ Ronald D. Ciraravella                                                   November 28, 2007
Ronald D. Ciraravella, Director                                         Date

/s/ Stephen F. Seidensticker                                             November 28, 2007
Stephen Seidensticker, Director                                       Date

/s/ Thomas Bachman                                                         November 28, 2007
Thomas Bachman, Director                                               Date

/s/ Dennis D. Derr                                                               November 28, 2007
Dennis D. Derr, Director                                                    Date

Exhibit Index

5.1	Opinion of Counsel.

10.1	International Consolidated Companies, Inc. 2007 Stock Benefit Plan.

10.2	Davidson Consulting Agreement.

23.1	Consent of Counsel (Included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).